Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Pkwy. South Suite 600 Houston, TX 77099

KMG Announces Acquisition of OM Group’s Ultra Pure Chemicals Business

Expands Credit Facility with Existing Bank Group

HOUSTON – Business Wire – April 29, 2013 – KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals to select markets, today announced that it has entered into a definitive agreement to acquire the Ultra Pure Chemicals subsidiaries of OM Group (NYSE: OMG) located in the United States, England and Singapore, and has simultaneously offered to purchase OM Group’s Ultra Pure Chemicals subsidiary located in France. The combined acquisition would be for $60 million in cash, including working capital. The closing of the transaction is anticipated before the end of June 2013 upon the satisfaction of certain closing conditions.

OM Group’s Ultra Pure Chemicals (UPC) business generated US$93.8 million in sales in calendar year 2012. Its subsidiaries include four facilities in Europe (Riddings, UK; St. Cheron, St. Fromond and Rousset, France); two facilities in Asia (Singapore); and one facility in North America (Fremont, California). The North American operation sells products under the Cyantek brand name. KMG will fund the acquisition with available cash and borrowings on KMG’s amended revolving credit facility.

Neal Butler, President and CEO of KMG, commented, “We are very pleased with this agreement to acquire the Ultra Pure Chemicals business of OM Group located in the United States, England and Singapore and the opportunity to acquire OM Group’s Ultra Pure Chemicals business in France. This acquisition substantially advances KMG’s strategy in the global high purity process chemicals market and also provides KMG with a strategically located presence in the fast-growing Asian market. When this transaction is completed, KMG will be positioned as a leading global supplier of high purity process chemicals, providing the world’s major semiconductor manufacturers with a comprehensive portfolio of products that can meet stringent requirements for purity and reliability.”

Mr. Butler continued, “The combined company will be able to better serve its European customers through increased production capabilities, enhanced logistical efficiencies and a more optimized supply chain. In addition to the benefits we anticipate in Europe and the U.S., this acquisition significantly expands our current presence in the Singaporean market, with the addition of state- of-the-art capabilities in one of the most important growth markets for semiconductors in the world. OM Group’s UPC Singapore-based operations include a highly efficient distribution system for transporting chemicals to semiconductor wafer fabrication facilities throughout the island nation.”

Main: 713-600-3800 — Fax: 713-600-3850 — http://kmgchemicals.com — NYSE: KMG

KMG Chemicals, Inc. 9555 W. Sam Houston Pkwy. South Suite 600 Houston, TX 77099

Mr. Butler concluded, “We will see some dilution to earnings in our fiscal fourth quarter due to transaction, closing and integration costs. Integration costs are expected to continue in fiscal 2014, but we anticipate the transaction will be accretive to full-year fiscal 2014 results. This transaction represents a major step for KMG, as we drive to become the world’s first global supplier of high purity process chemicals with capabilities to service customer needs at wafer fabrication facilities anywhere in the world. We saw a substantial contribution from the integration of the US operations of our first two Electronic Chemicals acquisitions, and we are confident that this, our third Electronic Chemicals acquisition, will contribute significantly to earnings and cash flow in the future as we complete the integration of our combined operations.”

Amended Credit Facility

In association with this transaction, KMG has entered into an amendment to its credit facility with Wells Fargo Bank and Bank of America. The amendment increases the Company’s borrowing capacity from $60 million to $110 million. The amendment also includes an accordion feature that enables the expansion of the facility to $135 million to fund subsequent transactions with approval from the bank group. The amendment included adjustments to certain provisions, including the calculation of the fixed charge coverage ratio. The pricing matrix for the amended facility is slightly lower than the existing matrix.

About KMG

KMG Chemicals produces and distributes specialty chemicals in select markets globally. The company currently operates in two business segments: Electronic Chemicals and Wood Treating Chemicals. KMG is the leading U.S. supplier of high purity electronic chemicals, serving major semiconductor manufacturers in the U.S., Europe and Asia. KMG is also the leading U.S. supplier of wood treating chemicals for the electric power, communications and railroad industries.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 — Fax: 713-600-3850 — http://kmgchemicals.com — NYSE: KMG